EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-44954, Form S-8 No. 333-34073, Form S-8 No. 333-90598, Form S-8 No. 333-63326 and Form S-3 No. 333-113724) of our report dated February 22, 2005, with respect to the consolidated financial statements of Standard Pacific Corp. and subsidiaries, Standard Pacific Corp. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Standard Pacific Corp. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/    ERNST & YOUNG LLP

Irvine, California

February 24, 2005